EXHIBIT 10.49



                           Zoltar Acquisition, Inc.

                              Sublease Agreement




                             160 Gibraltar Court
                         Sunnyvale, California 94089




                              December 29, 2000




                                       1

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
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                              TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.     Demise of Premises..................................................   1
2.     Certain Definitions.................................................   1
3.     Title and Condition.................................................   8
4.     Use of Leased Premises; Quiet Enjoyment.............................  10
5.     Term................................................................  10
6.     Basic Rent..........................................................  11
7.     Additional Rent.....................................................  12
8.     Net Lease; Non-Terminability........................................  13
9.     Payment of Impositions..............................................  14
10.    Compliance with Laws and Easement Agreements; Environmental Matters.  15
11.    Liens; Recording....................................................  16
12.    Maintenance and Repair..............................................  17
13.    Alterations and Improvements........................................  17
14.    Permitted Contests..................................................  18
15.    Indemnification.....................................................  19
16.    Insurance...........................................................  22
17.    Casualty and Condemnation...........................................  26
18.    Termination Events..................................................  27
19.    Restoration.........................................................  29
20.    Procedures Upon Purchase............................................  30
21.    Assignment and Subletting; Prohibition against Leasehold Financing..  30
22.    Events of Default...................................................  32
23.    Remedies and Damages Upon Default...................................  33
24.    Notices.............................................................  36
25.    Estoppel Certificate................................................  37
26.    Surrender...........................................................  37
27.    No Merger of Title..................................................  37
28.    Books and Records...................................................  38
29.    Determination of Value..............................................  38
30.    Non-Recourse as to Landlord.........................................  40
31.    Financing...........................................................  41
32.    Subordination.......................................................  41
33.    Financial Covenants.................................................  42
34.    Right to Vacate; Rejectable Offer Upon Vacation.....................  42
35.    Tax Treatment; Reporting............................................  42
36.    Right of First Refusal..............................................  42
37.    Security Deposit....................................................  42
38.    Miscellaneous.......................................................  43



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

EXHIBITS
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
Exhibit "A"     -     Premises
Exhibit "B"     -     Machinery and Equipment
Exhibit "B-1"   -     Tenant's Property
Exhibit "C"     -     Schedule of Permitted Encumbrances
Exhibit "D"     -     Rent Schedule
Exhibit "E"     -     Acquisition Costs
Exhibit "F"     -     Approved Investments
Exhibit "G"     -     Covenants
Exhibit "H"          Form of Guaranty of Lease



     This SUBLEASE AGREEMENT (this "Sublease") is made as of December 29, 2000, between SPECTRIAN CORPORATION, a California corporation ("Landlord"), with an address at 350 West Java Drive, Sunnyvale, California 94089, and ZOLTAR ACQUISITION, INC., a North Carolina corporation to be known as UltraRF, Inc. ("Tenant"), with an address of 160 Gibraltar Court, Sunnyvale, California 94089.

                                    RECITALS

     A.     SPEC (CA) QRS 12-20, INC., a California corporation ("Master
                                                                  ------
Landlord") and Landlord are parties to that certain Spectrian Lease Agreement
--------
dated November 19, 1996, as amended by that certain First Amendment to Lease dated March 26, 1997 (as amended, the "Master Lease"), with regard to certain premises comprised of two (2) distinct parcels of real property, one of which is located at 350 W. Java Drive, Sunnyvale, California 94089 (as more particularly described in the Master Lease, the "West Java Premises"), and the
                                                 ------------------
other located at 160 Gibraltar Court, Sunnyvale, California 94089 (as more particularly described in the Master Lease, the "Gibraltar Premises").

     B. Pursuant to that certain Asset Purchase Agreement dated as of November 20, 2000 (the "Asset Purchase Agreement"), by and among Landlord,
                        ------------------------
Tenant and Cree, Inc., a North Carolina corporation ("Cree"), Landlord has agreed to sell a portion of its business and assets to Tenant and Cree. As part of such contemplated sale (the "Sale Transaction"), Landlord intends to
                                     ----------------
sublease to Tenant, and Tenant intends to sublease from Landlord, all of Landlord's right, title and interest under the Master Lease in and to the Gibraltar Premises, all in accordance with the terms of this Sublease.
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

     1. Demise of Premises.  Landlord hereby demises and lets to Tenant, and
        ------------------
Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to as the "Leased Premises", which premises is more particularly described in the applicable description in Exhibit "A" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").
                                                    ---------

     2. Certain Definitions.

          "Additional Rent" shall mean Additional Rent as defined in Paragraph
7.

          "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining the Leased Premises.

          "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

          "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

          "Assignment" shall mean any assignment of rents and leases from Landlord or Master Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

          "Basic Rent" shall mean Basic Rent as defined in Paragraph 6. "Basic Rent Adjustment Date" shall mean Basic Rent Adjustment Date as defined in Exhibit "D" hereto.

          "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

          "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

          "Commencement Date" shall mean December 29, 2000.

          "Condemnation" shall mean a Taking.

          "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

          "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

          "Covenants" shall mean the covenants and agreements described on Exhibit "G" hereto.

          "CPI" shall mean CPI as defined in Exhibit "D" hereto.

          "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(v).

          "Default Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the Floor Amount and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with the proceeds of the Default Termination Amount.

          "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may, hereafter affect any Leased Premises. "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

     "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or which results in any liability to or any claim against Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or which results in any claim or liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which results in any claim, liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises (or any portion thereof or interest therein) under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

     "Equipment" shall mean the Equipment as defined in Paragraph 1.

     "Escrow Holder" shall mean a nationally recognized title insurance company or any Person that would otherwise qualify as a Lender.

     "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

     "Facility Representations" means, collectively, only the following: (i) each of the express representations and warranties made by Landlord under Sections 5.10(a) and 5.18 of the Asset Purchase Agreement to the extent that, under the terms of the Asset Purchase Agreement, they expressly apply to the Leased Premises, and (ii) each of the express representations and warranties made by Landlord under Sections 5.5, 5.6(c), 5.9, 5.10, 5.11, 5.18, 5.19 and
5.20 of the Asset Purchase Agreement to the extent that, under the terms of the Asset Purchase Agreement, they expressly apply to: (A) Equipment, and (B) that portion of Improvements which constitute leasehold improvements.

     "Fair Market Value" shall mean the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Sublease. For all purposes of this Sublease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

     "Fair Market Rental Value" shall mean the fair market rental value of the Leased Premises as of the Relevant Date for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

     "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

     "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

     "Floor Amount" shall mean the amount set forth on Exhibit "E" hereto.

     "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
"Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

     "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

     "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

     "Improvements" shall mean the Improvements as defined in Paragraph 1.

     "Initial Term" shall mean Initial Term as defined in Paragraph 5(a).

     "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Sublease.

     "Land" shall mean the Land as defined in Paragraph 1.

     "Landlord Indemnitee" shall mean a Landlord Indemnitee as defined in Paragraph 15.

     "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, requirement or administrative, or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

     "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

     "Leased Premises" shall mean the Leased Premises as defined in Paragraph
1.

     "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

     "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or Master Landlord or is the holder of any Note and which is a bank, insurance company, bank affiliate or wholly-owned subsidiary of any such bank, credit company, public or private pension plan, investment bank, institutionally managed fund or any other Person that is in the business of, directly or indirectly, making commercial mortgage loans and whose Mortgage provides that any Net Award shall be held and applied in accordance with the terms of this Sublease.

     "Loan" shall mean any loan made by one or more Lenders to Landlord or Master Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

     "Master Lease" shall mean as defined in Recital A of this Sublease.

     "Master Lease Basic Rent" shall mean, collectively, the sum of the Basic Rent (as defined in the Master Lease) due from Landlord to Master Landlord for the Gibraltar Premises and the West Java Premises.
"Master Lease Term" shall mean the term of the Master Lease as defined in Paragraph 5 and other applicable provisions thereof.
"Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Sublease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

     "Mortgage" shall mean any first leasehold mortgage or leasehold deed of trust from Landlord and/or Master Landlord to a Lender which (a) encumbers Landlord's or Master Landlord's interest in the Leased Premises or this Sublease, and (b) secures Landlord's or Master Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

     "Net Award" shall mean (a) the entire award payable to Master Landlord, Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Master Landlord, Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Master Landlord, Landlord and Lender in collecting such award or proceeds.

     "Note" shall mean any promissory note evidencing Landlord's or Master Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

     "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

     "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

     "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

     "Person" shall mean an individual, partnership, association, corporation or other entity.

     "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest) which Landlord or Master Landlord is required to make under a Note or a Mortgage by reason of any prepayment by Landlord or Master Landlord of any principal up to and including but not in excess of Ten Million Dollars ($10,000,000), due under a Note or

Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to prepayment.

     "Prime Rate" shall mean the interest rate per annum as published, from time to time, in the Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the "Prime Rate" as published by Bank of America, or if not published, the "Prime Rate" shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

     "Relevant Date" shall mean (a) the date immediately prior to the event which gives rise to an Event of Default for the purpose of determining the Default Termination Amount under Paragraph 23, (b) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), and (c) the first day of the applicable Renewal Term.

     "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

     "Rent" shall mean, collectively, Basic Rent and Additional Rent.

     "Security Deposit" shall mean Security Deposit as defined in Paragraph 37.

     "Site Assessment" shall mean a Site Assessment as defined in Paragraph
10(c).

     "State" shall mean the State of California.

     "Surviving Obligations" shall mean any obligations of Tenant or Landlord under this Sublease, actual or contingent, which arise on or prior to the expiration or prior termination of this Sublease or which survive such expiration or termination by their own terms.

     "Taking" shall mean any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

     "Tenant Indemnitee" shall mean a Tenant Indemnitee as defined in Paragraph 15.

     "Tenant's Property" shall mean the Tenant's Property as defined in Exhibit B-1.

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



     "Term" shall mean the Term as defined in Paragraph 5.

     "Termination Amount" shall mean the sum of the Floor Amount and any Prepayment Premium which Landlord will be required to pay in its or the Master Landlord's prepaying of any Loan with proceeds of the Termination Amount. "Termination Date" shall mean the Termination Date as defined in Paragraph 18. "Termination Event" shall mean a Termination Event as defined in Paragraph 18. "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

     "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(g).

     3. Title and Condition.

          (a) The Leased Premises are demised and let subject to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord. In addition, this Sublease is and shall be at all times subject to all of the terms, covenants and conditions of the Master Lease and shall in all respects be limited to the estate granted to Landlord by Master Landlord pursuant to the Lease. Excluding only the obligations with regard to the payment of Rent (which obligations are governed by this Sublease), Tenant assumes and agrees to be bound by the terms of and to perform all of the obligations and duties of Landlord under the Master Lease with respect to the Leased Premises. Tenant shall not commit or permit to be committed any act or omission which shall violate any terms, covenants or conditions of the Lease. Each of Landlord and Tenant agrees that it shall promptly forward to the other any and all notices or other communications it receives from the Master Landlord under the Lease. Where any approval or consent shall be required of Master Landlord pursuant to the provisions of the Lease, Landlord may, without limitation, condition its approval or consent upon Landlord's obtaining the approval or consent of the Master Landlord. Landlord agrees to use commercially reasonable efforts to request such consent from the Master Landlord; provided, however, that in no event shall Landlord be obligated to file any judicial, administrative or other proceeding in connection with requesting or obtaining any consent from Master Landlord. To the extent that the terms of this Sublease are more restrictive than the terms of the Lease, the terms of this Sublease shall prevail.

          (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Sublease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR

REPRESENTATION; EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT,
(iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS,
(vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY,
(xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION OR (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN AGREEING TO ENTER INTO THIS SUBLEASE, TENANT IS RELYING SOLELY ON ITS OWN JUDGMENT WITH RESPECT TO THE RESULTS OF ITS INSPECTION OF THE LEASED PREMISES. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

          (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Sublease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges and agrees that (i) Tenant has only the subleasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

          (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Sublease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

          (e) Landlord and Tenant acknowledge and agree that nothing in this Sublease (including, without limitation, Sections 3(a) through 3(d)) is intended, nor shall any provision of this Sublease be construed, to supersede, limit or otherwise adversely affect or expand in scope any of the Facility Representations; provided, however, that each Facility Representation shall, for purposes of this Sublease, cease to have legal force and effect from and after the expiration of the survival period applicable to and designated for such Facility Representation under
Section 11.3 of the Asset Purchase Agreement.

     4. Use of Leased Premises; Quiet Enjoyment.
        ---------------------------------------

          (a) Tenant may occupy and use the Leased Premises for office, research and development, assembly, manufacturing (including without limitation semi-conductor wafer fabrication and electronics manufacturing), storage, warehousing and all related uses, and, subject to Landlord's consent, which consent shall not be unreasonably withheld, any other use permitted by Law. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law or Legal Requirement,
(ii) make void or voidable or cause any insurer to cancel any insurance required by this Sublease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.
(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall have the right to quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or Master Landlord, or their respective agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord or Master Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. When showing the Leased Premises to prospective Lenders and purchasers, Landlord agrees to use reasonable efforts to minimize disruption to Tenant's business and operations on the Leased Premises. Landlord shall indemnify Tenant for any damages, losses, and costs and expenses caused directly by Landlord's failure to use reasonable efforts to minimize disruption to Tenant's business and operations in connection with Landlord's inspections of the Leased Premises.

     5. Term.
        ====

          (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term") (the Initial Term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the Commencement Date and ending on the date which is one calendar day prior to the Expiration Date (as defined in the Master Lease) of the Initial Term (as defined in the Master Lease) of the Master Lease (the "Expiration Date"). Accordingly, the Expiration Date of the Initial Term (as defined in this Sublease) is November 29, 2011.

          (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Sublease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) and tenth (10th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), the Term shall be extended for an additional period of five (5) years (a "Renewal Term"), so long as (i) Tenant shall have notified Landlord in writing in recordable form at least one (1) year prior to the next Renewal Date that Tenant is electing to so extend this Sublease as of the next Renewal Date, and
(ii) on or before the applicable Renewal Date, Landlord shall have extended the term of the Master Lease by a period of time that is equal to or greater than the time period of the applicable Renewal Term, Landlord having the right but not the obligation to so extend the term of the Master Lease. Any such extension of the Term shall be subject to all of the provisions of this Sublease, as the same may be amended, supplemented or modified. Each Renewal Term shall expire one calendar day prior to the corresponding Renewal Term (as defined in the Master Lease) under the Master Lease.

          (c) If Tenant fails to exercise its option pursuant to Paragraph 5(b) to extend the Term, or if Landlord fails to extend the term of the Master Lease by a period of time equal to or greater than any particular Renewal Term to which Tenant desires to extend the Term under this Sublease, or if an Event of Default has occurred and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

     6. Basic Rent. Tenant shall pay to Landlord in advance, as annual rent for
        ----------
the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the Commencement Date, and
                     ----------
continuing on the first day of each March, June, September and December thereafter during the Term (each such day being a "Basic Rent Payment Date")
                                                   -----------------------
Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check mailed at least seven (7) days before the applicable Basic Rent Payment Date, or in Federal Funds. Pro rata Basic Rent for the period from the Commencement Date through the last calendar day of February, 2001 shall be paid on the Commencement Date.

     7. Additional Rent.
        ---------------

          (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                (i) except as otherwise specifically provided herein, all out-of-pocket costs and expenses of Tenant and Landlord which are reasonably incurred by Landlord or Tenant in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises (except payments on any Loan, third party management fees, replacement reserves for the Equipment and Improvements, real estate commissions, costs related to the sale of the Leased Premises to any Person and costs related to obtaining and closing any Loan or any other loan unless such costs are part of any other Cost of Landlord unrelated to the Leased Premises and Impositions (which are governed by Paragraph 9 hereof)), (B) the performance of any of Tenant's obligations under this Sublease, (C) any transfer of any of the Leased Premises to Tenant under this Sublease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Sublease, or the sale of the Leased Premises to Landlord excluding litigation by Tenant against Landlord in which Tenant is the prevailing party and excluding litigation or any proceeding concerning any Loan or any other loan secured by the Leased Premises unless such litigation or proceeding arises out of any action or non-action by Tenant under this Sublease, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Sublease if Landlord is the prevailing party, (H) any amendment to or modification or termination of this Sublease made at the request of Tenant, (I) Costs of Landlord's counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed at the request of Tenant or if Tenant fails to perform its obligations under this Sublease, and (J) any other items specifically required to be paid by Tenant under this Sublease;

                (ii) payments to be made to or on behalf of any Landlord pursuant to Paragraph 15 hereof;

                (iii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount equal to three percent (3%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within seven (7) days following the due date thereof;

                (iv) a sum equal to any late charge or default penalties in excess of the amount of Late Charge and Default Rate paid by Tenant on that portion of the Basic Rent equal to payments of principal and interest payable by Master Landlord and/or Landlord on any Note then in effect and legal fees and expenses of Lender, which are payable by Master Landlord and/or Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                (v) interest at the rate (the "Default Rate") of three percent (3%) over the Prime Rate per annum on the following sums until paid in full:
(A) all overdue installments of Basic Rent from the respective due dates thereof and (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord.

          (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within seven (7) days after Tenant's receipt of Landlord's written demand for payment thereof, and (ii) any other Additional Rent, within seven (7) days after Tenant's receipt of Landlord's written demand for payment thereof.

          (c) In no event shall amounts payable under Paragraph 7(a)(iii), (iv) and (v) exceed the maximum amount permitted by applicable Law.


     8. Net Lease; Non-Terminability.
        ----------------------------

          (a) This is a net lease and, except as otherwise specifically provided herein, all Monetary Obligations shall be paid without notice or demand (provided that notice of increases in Basic Rent payments shall be given as required under Exhibit "D" and in accordance with the provisions of Paragraph 24) and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

          (b) Except as otherwise expressly provided herein, this Sublease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the real property upon which the Leased Premises are situated, (iv) any default on the part of Master Landlord under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of Paragraph 4(b) or any other provision of this Sublease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Master Landlord or Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Sublease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes, (xiii) any default under the Master Lease by Master Landlord or Landlord, or (xiv) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. The foregoing shall not limit Tenant's right to recover damages or obtain any equitable remedy in the event of a default by Landlord, subject in any event to the provisions, of Paragraph 30(a).

          (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Sublease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including
Section 502 (b)(6) of the Bankruptcy Code).

          (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Sublease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

     9. Payment of Impositions.
        ----------------------

          (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises, (iii) any of the Leased Premises,
(iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or
(v) any Lender by reason of any tax or charge payable to or on behalf of Lender which is not imposed as of the date hereof, is customarily paid by tenants or by borrowers pursuant to then prevailing mortgage practices and which is a substitute for any ad valorem tax payable on the Leased Premises or any portion thereof and (as to this clause (v)) which Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing in this Sublease shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth, (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains or transfer tax imposed on Landlord in connection with the sale of the Leased Premises to any Person except for a sale of the Leased Premises or any part thereof to Tenant or to any nominee or designee of Tenant. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord
(1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

          (b) Landlord shall have the right during the occurrence of an Event of Default to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Sublease. Landlord shall determine, in a commercially reasonable manner, the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

     10. Compliance with Laws and Easement Agreements; Environmental Matters.
         -------------------------------------------------------------------

          (a) Subject to Landlord's indemnity obligations set forth in Section 15(c) of this Sublease, Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws) and shall maintain in full force and effect all permits, licenses and utility services required for the use and occupancy of the Leased Premises. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or
(ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

          (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which will not be unreasonably withheld.

          (c) Upon prior written notice from Landlord and/or Master Landlord, Tenant shall permit such persons as Landlord and/or Master Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessment which discloses an Environmental Violation that first occurs or arises on or after the Commencement Date shall be paid by Tenant. The cost of performing and evaluating any Site Assessment that fails to disclose an Environmental Violation that first occurred or arose on or after the Commencement Date shall be paid by Landlord.

          (d) If an Environmental Violation first arises or occurs during the Term of this Sublease and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $100,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws.

          (e) Notwithstanding any other provision of this Sublease, if an Environmental Violation first arises or occurs on or after the Commencement Date, the Term would otherwise terminate or expire and Landlord, after good faith efforts, shall have been unable to relet the Leased Premises solely because of the existence of such Environmental Violation, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Sublease shall remain in full force and effect beyond such date until the earliest to occur of (i) the completion of remedial action to the extent necessary to make the Leased Premises relettable,
(ii) the date specified in a written notice from Landlord to Tenant terminating this Sublease or (iii) the date on which Tenant obtains a bona-fide replacement tenant for the Leased Premises on terms reasonably satisfactory to Master Landlord and Landlord (and in this regard Landlord and its broker shall reasonably cooperate with Tenant with respect to Tenant's marketing efforts).

          (f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which first occurs or arises on or after the Commencement Date, Landlord and/or the Master Landlord shall have the right (but no obligation) to take any and all actions as the Site Reviewers shall deem necessary in order to cure such Environmental Violation.

          (g) Tenant shall notify Landlord immediately alter becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

     11. Liens; Recording.
         ----------------

          (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Sublease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord or Master Landlord. NOTICE IS HEREBY GIVEN THAT NEITHER LANDLORD NOR MASTER LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD OR MASTER LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD OR MASTER LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD OR MASTER LANDLORD.

          (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord, Master Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Sublease (or, if such a memorandum cannot be recorded, this Sublease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Sublease.

     12. Maintenance and Repair.
         ----------------------

          (a) Tenant shall at all times maintain the Leased Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry, or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

          (b) If any Improvement, now or hereafter constructed by Tenant, shall
(i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

     13. Alterations and Improvements.
         ----------------------------

          (a) Tenant shall have the right, without having obtained the prior written consent of Landlord, Master Landlord and Lender, to make (i) non-structural Alterations to the Leased Premises, (ii) structural Alterations or a series of related structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 with respect to the Leased Premises and (iii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not materially diminished thereby. For any other Alterations or Equipment or accessions thereto the cost of which is in excess of $250,000, the prior written approval of Landlord, Master Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned and such approval shall not, in any event, include any requirement that the space to be improved must be returned to its original condition at the end of the Term if the Alterations are of general utility and do not adversely affect the value of the Leased Premises. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, Master Landlord and Lender.

     (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened in any material respect by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant or its contractors in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such Replaced Equipment was then in the condition required by this Sublease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Sublease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to, Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Sublease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

          (c) Tenant shall have the right at any time during the Term to install and remove Tenant's Property which shall remain Tenant's Property (subject to Tenant's obligations to repair and restore).

     14. Permitted Contests.  Notwithstanding any other provision of this
         ------------------
Sublease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b), or (d) comply with any Legal Requirements (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no
    --------------------
Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof or the manner in which compliance with Legal Requirements is to be achieved, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay
(i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation,
(iii) any material interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord and Master Landlord security which is required by Law or, if not required, which is satisfactory, in Landlord's and Master Landlord's reasonable judgment (which shall be based, among other things, on an analysis of Tenant's creditworthiness), to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord and Master Landlord, neither Landlord nor Master Landlord shall have the right to correct any Permitted Violation thereby being contested unless Landlord or Master Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord or Master Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord or Master Landlord to the risk of any civil or criminal liability.

     15. Indemnification.
         ---------------

          (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Master Landlord, Lender and all other Persons described in Paragraph 30 (each a "Landlord Indemnitee") from and against, any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising, directly or indirectly, from any of the following matters, events, circumstances, conditions or occurrences: (i) any matter, event, occurrence, condition or circumstance that occurs during the Term of this Sublease (as such Term may be extended from time to time in accordance with the terms of this Sublease) pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any claim by a third party based on personal injury or property damage where such injury or damage occurs during the Term and is caused, directly or indirectly, by any casualty, event, or circumstances in any manner arising from any of the Leased Premises or Adjoining Property, (iii) any violation by Tenant of any provision of this Sublease (and/or any act or omission by Tenant that directly or indirectly causes a violation of the Master Lease), any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance, (iv) any alleged, threatened or actual Environmental Violation and/or Hazardous Activity first arising or occurring during the Term of this Sublease, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; (v) any migration of Hazardous Substances from the Leased Premises to the West Java Premises; (vi) any latent defects within the Leased Premises or Adjoining Property first arising or occurring at any time on or after the Commencement Date of the Term; (vii) any patent defects within the Leased Premises or Adjoining Property first arising or occurring at any time on or after the Commencement Date of the Term; (viii) any latent and/or patent defect arising or occurring at any time prior to the Commencement Date of the Term to the extent the same does not constitute a breach by Landlord of any Facility Representation; and (ix) any act or omission of Tenant during the Term of this Sublease. Notwithstanding the foregoing, Tenant's indemnification and other obligations under the foregoing provisions of this Subparagraph 15(a) shall not be applicable with respect to (1) any Landlord Indemnitee due to the gross negligence or willful misconduct of such Landlord Indemnitee or its agents, employees or contractors, (2) Landlord for any matter caused solely by Landlord's breach of this Sublease or any document evidencing or securing a Loan (so long as such breach is not caused by Tenant's breach of this Sublease), (3) any Landlord Indemnitee with respect to any misrepresentation made by such Landlord Indemnitee, (4) any Lender for non-payment of principal, interest or penalties due on any Loan, or (5) any claim brought or threatened in writing against Landlord prior to the Commencement Date of the Term; provided, however, that Tenant's indemnification and other obligations under this Subparagraph 15(a) shall continue to apply to the extent such claim arises, directly or indirectly, from any act or omission of Tenant. The term "actual knowledge" as used in this Sublease means the actual, conscious (and not imputed) knowledge of the officers of Landlord and of the persons listed on
Schedule 1 hereof as of the Commencement Date, without making any investigation or inquiry, and without any duty or obligation to make any investigation or inquiry. Landlord represents to Tenant that the persons listed on Schedule 1 are the persons employed by Landlord that are most familiar with the daily business and operations of the Leased Premises as of the last calendar day immediately preceding the Commencement Date. As used in this Sublease, the terms "latent defect" and "patent defect" shall have the meanings ascribed to such terms under California statutory and common laws; provided, however, that patent defects shall be deemed to include any defects which are discoverable or could have been discovered by Tenant through reasonable inspection.

          (b) In case any action or proceeding is brought against any Landlord Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Landlord Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action at its cost) and (ii) such Landlord Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Landlord Indemnitee, and such Landlord Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

          (c) Landlord shall pay, protect, indemnify, defend, save and hold harmless Tenant and any director, officer, general partner, limited partner, employee or agent of Tenant, or any general partner of Tenant, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), any predecessor or successor partnership or corporation (or other entity) of Tenant or any of its general partners, either directly or through Tenant or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity) (each a "Tenant Indemnitee")
                                                          -----------------
from and against, any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising, directly or indirectly, from any of the following matters, events, circumstances, conditions or occurrences: (i) any matter, event, occurrence, condition or circumstance that occurs during the period of time from the commencement date of the Master Lease Term through the date which is one (1) calendar day immediately prior to the Commencement Date (such period being the "Pre-Existing Period"), pertaining to the leasing, use, non-use,
           -------------------
occupancy, operation, management, construction, maintenance, repair or restoration of any of the Leased Premises, Adjoining Property, but only to the extent such matter, event, occurrence or circumstance would also constitute a breach of any Facility Representation, (ii) any claim by a third party based on personal injury or property damage where such injury or damage occurs during the Pre-Existing Period and is caused, directly or indirectly, by any casualty, event or circumstances in any manner arising from any of the Leased Premises or Adjoining Property; (iii) any violation by Landlord of any provision of this Sublease, or any other contract or agreement to which Landlord is a party (including the Master Lease), (iv) any violation by Landlord during the Pre-Existing Term of any Legal Requirement or any Permitted Encumbrance; (v) any alleged, threatened or actual Environmental Violation and/or Hazardous Activity arising or occurring during the Pre-Existing Term, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws, and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; and (vi) any migration of Hazardous Substances from the West Java Premises to the Leased Premises. Notwithstanding the foregoing, Landlord's indemnification and other obligations under the foregoing provisions of this Subparagraph 15(c) shall not be applicable with respect to (i) any Tenant Indemnitee due to the gross negligence or willful misconduct of such Tenant Indemnitee or its agents, employees or contractors, (ii) Tenant for any matter caused solely by Tenant's breach of this Sublease or any document evidencing or securing a Loan (so long as such breach is not caused by Landlord's breach of this Sublease), (iii) any Tenant Indemnitee with respect to any misrepresentation made by such Tenant Indemnitee, (iv) any latent defects within the Leased Premises arising at any time for which Landlord has no actual knowledge, (vi) any latent defects within the Leased Premises arising during the Pre-Existing Term for which Landlord has actual knowledge and which Landlord discloses in writing to Tenant prior to the Commencement Date, or
(vii) any patent defects within the Leased Premises arising at any time. To the extent based or triggered by any matter, event, occurrence or circumstance which constitutes a breach of a Facility Representation or any other representation or warranty made by Landlord hereunder, the indemnity and other obligations of Landlord under Subparagraph 15(c) hereof shall terminate when the survival period applicable to any such representation or warranty (including, but not limited to, any Facility Representation) expires.

          (d) In case any action or proceeding is brought against any Tenant Indemnitee by reason of any such claim, (i) Landlord may, except in the event of a conflict of interest or a dispute between Landlord and any such Tenant Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action at its cost) and (ii) such Tenant Indemnitee shall notify Landlord to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Tenant Indemnitee, and such Tenant Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Landlord. In the event of a conflict of interest or dispute, Tenant shall have the right to select counsel, and the cost of such counsel shall be paid by Landlord.

          (e) The obligations of Tenant and Landlord under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Sublease with respect to any indemnified matter, including any condition, that existed, occurred or arose out of a matter or condition that existed or occurred prior to the date of such termination, expiration or rejection, whether or not known or actionable at such date.

     16. Insurance.
         ---------
          (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                (i) (A) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy (but excluding earthquake and flood coverage) in amounts not less than the actual replacement cost of the Improvements and Equipment and (B) subject to the provisions of the last two (2) sentences of this Paragraph 16 (a) (i) , earthquake and flood coverage in the amount of $5,000,000. The policies described in clause (A) above shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $100,000 per occurrence and the earthquake and flood policy described in clause (B) shall contain deductibles of not more than $1,000,000. The amount of such insurance shall not be reduced and the amount of such deductible shall not be increased as long as such insurance is available. If such insurance is not available, the amounts of coverage and deductibles may be reduced or increased, respectively, as applicable.

                (ii) Commercial general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/ annual aggregate including but not limited to incidental medical malpractice, and all other coverage extensions that are usual and customary for properties of this size and type; provided, however, that Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such worker's compensation insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                (iv) If applicable, comprehensive boiler and machinery insurance on any of the Equipment or any other equipment on or in the Leased Premises, including but not limited to service interruption, expediting expenses, ammonia contamination, hazardous clean-up and comprehensive object definition, in an amount not less than $5,000,000 for damage to property, bodily injury or death resulting from such covered perils as found in a standard comprehensive boiler & machinery policy. Such policies shall contain a deductible not to exceed $100,000.

                (v) Loss of rents insurance on an actual loss sustained basis with a period of indemnity not less than one year from the time of loss.
(vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16 except for the earthquake coverage described in Paragraph 16 (a)(i), including without limitation amounts of coverage, deductibles and form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

          (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of at least A:X (unless a lesser rating is approved by Landlord) and are admitted in, and approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. The insurance policies (i) shall be on such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in

Paragraphs 16 (a)(i), 16(a)(iv) and 16(a)(vi) shall name Master Landlord and Landlord as additional insureds and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Master Landlord, Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Tenant as insured and Lender, Master Landlord and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

          (c) Each insurance policy referred to in clauses (i), (iv), (v) and
(vi) of Paragraph 16 (a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16 (a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

          (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original policies or certified copies thereof. In the event that, within seven (7) calendar days after Tenant's receipt of Landlord's demand, Tenant fails to deliver to Landlord such evidence of the payment of the full premium of any insurance policy required hereunder, and/or the original of such insurance policy or a certified copy thereof, then Landlord shall have the right, but not the obligation, to obtain such insurance policy in the form required hereunder and pay the premiums and commissions associated with such insurance policy, in which event Tenant shall reimburse landlord for all costs and expenses incurred by Landlord in connection with obtaining such policy, including, without limitation, insurance premiums, commissions and reasonable attorneys' fees and costs.

          (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that such policies shall provide for a reserved amount thereunder with respect to the Leased Premises so as to assure that the amount of insurance required by this Paragraph 16 will be available notwithstanding any losses with respect to other property covered by such blanket policies.
The amount of the total insurance allocated to the Leased Premises, which amount shall be not less than the amounts required pursuant to this Paragraph 16, shall be specified either (i) in each such "blanket" or umbrella policy or
(ii) in a written statement, which Tenant shall deliver to Landlord, from the insurer thereunder. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

           (f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.
(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

          (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

          (i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against Landlord.

          (j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                (i) Except for proceeds payable to a Person other than Master Landlord, Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii) , (iii) , (iv) , (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Escrow Holder or, if required by the Mortgage, to Lender who shall apply such proceeds to the Persons legally entitled thereto for the benefit of the named insureds as their interests appear.

                (ii) Proceeds of insurance required under clause (i) of Paragraph 16 (a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16 (a) shall be payable to Escrow Holder (or Lender) and applied as set forth in Paragraph 17 or Paragraph 18, as applicable. If Tenant is obligated to restore the Leased Premises, then Escrow Holder or Lender, as the case may be, shall make the proceeds available to Tenant in accordance with the applicable provisions hereof and Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Sublease.

                (iii) Each insurer is hereby authorized and directed to make payment under said policies directly to Escrow Holder or, if required by the Mortgage, to Lender instead of to Master Landlord, Landlord and Tenant jointly, and Tenant hereby appoints each of Escrow Holder and Lender as Tenant's attorneys-in-fact to endorse any draft therefor.

     17. Casualty and Condemnation.
         -------------------------

          (a) If any Casualty to the Leased Premises occurs, Tenant shall give Master Landlord, Landlord and Lender immediate notice thereof. So long as no Event of Default has occurred and is continuing Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Master Landlord, Landlord or Lender) and to execute and deliver on behalf of Master Landlord and Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Master Landlord and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Master Landlord and Landlord, which shall not be unreasonably withheld or delayed, and Master Landlord and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default has occurred and is continuing, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Master Landlord or Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Master Landlord or Landlord, all such proofs of loss, receipts, vouchers and releases. The rights of Master Landlord and Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

          (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Master Landlord, Landlord and Lender thereof. So long as no Event of Default has occurred and is continuing, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Master Landlord and Landlord shall have the right to join with Tenant herein. If an Event of Default has occurred and is continuing, Master Landlord and Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Master Landlord and Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Master Landlord and Landlord, which shall not be unreasonably withheld. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Master Landlord and Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Sublease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as
(i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim, does not in any way reduce either the amount of the award otherwise payable to Master Landlord and Landlord for the Condemnation of Master Landlord's fee interest in, and Landlord's leasehold interest in, the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Master Landlord and Landlord under this

Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

          (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Leased Premises, this Sublease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except to the extent of proceeds received by Landlord from the insurance described in Paragraph 16(a)(v) hereof. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12 (a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Sublease). So long as no Event of Default has occurred and is continuing, any Net Award up to and including $250,000 shall be paid by Escrow Holder to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b)of this Sublease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Escrow Holder (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

          18. Termination Events.
              ------------------

                (a) If (i) all the Leased Premises shall be taken by a Taking, or (ii) (A) any substantial portion of the Leased Premises shall be taken by a Taking (and provided that the Taking of such portion would materially adversely affect Tenant's use and occupation of the Leased Premises and its operations thereon) or (B) all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty (and provided that the damage caused by such casualty would materially adversely affect Tenant's use and occupation of the Leased Premises and its operations thereon), and (1) as to such Casualty Tenant shall provide evidence satisfactory to Master Landlord, Landlord and Lender that it shall be unable to rebuild the Leased Premises by the beginning of the ninth (9th) calendar month following the date of such Casualty, or (2) the Casualty was an earthquake or the insurer is insolvent so that proceeds (exclusive of the required deductible) sufficient to rebuild the Leased Premises are not available and, in any such case, Tenant certifies and covenants to Master Landlord and Landlord that it will forever abandon operations at the Leased Premises, (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice, and (y) in the case of (ii) above Tenant shall have the option within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Master Landlord and Landlord written notice (a "Termination Notice") of Tenant's election to terminate this Sublease as to the Leased Premises in the form described in Paragraph 18(b).

          (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Sublease as to the Leased Premises on the first Basic Rent Payment Date which occurs at least sixty (60) days after the date of the Termination Notice (the "Termination Date"),
                             ----------------

(ii) a binding and irrevocable offer of Tenant to pay the Termination Amount, and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same.

          (c) Upon the Termination Date, Tenant shall pay the Termination Amount and all unpaid Monetary Obligations to Landlord, and this Sublease shall terminate as to the Leased Premises; provided that, if Tenant has not satisfied all Monetary Obligations as to the Leased Premises (collectively, "Remaining Obligations") on or prior to the Termination Date, then Master Landlord and/or Landlord may, at its option, extend the date on which this Sublease may terminate as to the Leased Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations; provided, however, the parties acknowledge that if this Sublease Lease is terminated pursuant to this Paragraph 18(c) the Tenant has no obligation to repair or restore any damage to the Leased Premises. Upon such termination (i) all obligations of Tenant hereunder as to the Leased Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if on the date when this Sublease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Sublease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award; provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Sublease shall terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

          (d) Landlord and Tenant acknowledge and agree, that pursuant and subject to the terms of Section 18(d) of the Master Lease, Master Landlord may be required to convey the West Java Premises and/or Gibraltar Premises to Landlord. In the event that, pursuant to the provisions of Section 18 of the Master Lease, Master Landlord conveys the Gibraltar Premises to Landlord, Landlord shall promptly thereafter convey the Gibraltar Premises to Tenant pursuant to a quitclaim deed. Notwithstanding the foregoing, such conveyance by Landlord to Tenant is and shall be contingent upon: (i) Tenant not being in default under this Sublease at the time of such conveyance, and (ii) the payment by Tenant to Landlord of a sum equal to the Termination Amount plus any other amounts paid by Landlord to Master Landlord under Section 18, Section 20 and other applicable provisions of the Master Lease with respect to the Gibraltar Premises (i.e., if Master Landlord conveys only the Gibraltar Premises to Landlord, then Tenant shall pay to Landlord a sum equal to the aggregate amounts and other moneys paid by Landlord to Master Landlord with respect to the Gibraltar Premises under the Master Lease, and if Master Landlord conveys both the West Java Premises and Gibraltar Premises to Landlord, then Tenant shall pay to Landlord a sum equal to 45% of the aggregate amounts and other moneys paid by Landlord to Master Landlord with respect to the West Java Premises and Gibraltar Premises under the Master Lease).

     19. Restoration.
         -----------

          (a) Escrow Holder (or Lender if required by any Mortgage) shall hold any Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                (i) prior to commencement of restoration, (A) the architects, general construction contract, general contractor and plans and specifications for the restoration shall have been approved by Master Landlord and Landlord, such approval not to be unreasonably withheld, (B) Master Landlord, Landlord and Lender shall be provided with mechanics' lien insurance (if available) and performance and payment bonds reasonably acceptable to Master Landlord and Landlord which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Master Landlord and Landlord, and name Master Landlord, Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics' and materialmen's liens shall have been filed;

                (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged;

                (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Master Landlord, Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Sublease;

                (v) Master Landlord or Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;
(vi) the Restoration Fund shall not be commingled with other funds and shall bear interest at the short term rate of interest then generally available from Lender or through Escrow Agent for such escrow arrangements; and

                (vii) such other reasonable conditions as Lender may impose.

          (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Master Landlord and Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Master Landlord or Landlord, be paid by Tenant to Escrow Holder to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

          (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Master Landlord or Landlord or, if required by a Note or Mortgage, paid by Master Landlord or Landlord to a Lender.

     20. Intentionally Omitted.
         ---------------------

     21. Assignment and Subletting; Prohibition against Leasehold Financing.
         ------------------------------------------------------------------

          (a)   (i)    Tenant shall have the right, upon thirty (30) days prior
written notice to Master Landlord, Landlord and Lender, with no consent of Master Landlord or Landlord or Lender being required or necessary ("Preapproved
                                                                    -----------
Assignment") to assign this Sublease (A) as specifically permitted in Section 1
----------
of Exhibit "G" or (B) to any Person that, immediately following such assignment has a publicly traded unsecured senior debt rating of "BBB" or better from Moody's Investors Services, Inc. or a rating of "Baa" or better from Standard & Poor's Corporation, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Master Landlord, Landlord and Lender.
(i)
                (ii) Any assignment or sublease of this Sublease except for a Preapproved Assignment shall require the prior written consent of Master Landlord, Landlord and Lender. Such prior written consent by Landlord shall not be unreasonably withheld. Tenant shall, not less than ninety (90) days prior to the date on which it desires to make an assignment or sublease, submit to Master Landlord, Landlord and Lender information regarding the following with respect to the assignee or sublessee (the "Criteria") : (i) credit, (ii) capital structure, (iii) management, (iv) operating history, (v) proposed use of the Leased Premises, and (vi) risk factors associated with the proposed use of the Leased Premises by the proposed assignee or sublessee, taking into account factors such as environmental concerns, product liability and the like. Master Landlord, Landlord and Lender shall review the Criteria, advise Tenant no later than the fifteenth (15th) day following receipt of the Criteria if additional information is required and shall approve or disapprove the assignee no later than the thirtieth (30th) day following receipt of all required information, and Master Landlord, Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Criteria. Any purported assignment that is not a Preapproved Assignment or otherwise consented to under this Paragraph 21(a) shall be null and void. Landlord shall have no liability for Master Landlord's failure to review the Criteria or provide any consent required hereunder by the due dates set forth above.

          (b) Tenant shall have the right, without obtaining the consent of Master Landlord or Landlord, to have under sublease at any time up to and including but not in excess of twenty-five percent (25%) of the net leaseable space in the Leased Premises. Any sublease that, when added to all other subleases then in effect, would result in more than twenty-five percent (25%) of the leaseable area of the Leased Premises being under sublease at any one time shall require the prior written approval of Master Landlord, Landlord and Lender which shall not be unreasonably withheld.

          (c) If Tenant assigns all its rights and interest under this Sublease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Master Landlord and Landlord at the time of such assignment. Each sublease of the Leased Premises shall be subject and subordinate to the provisions of this Sublease and the Master Lease and shall be for a term that expires no later than one (1) day prior to the expiration of the Term and two (2) days prior to the expiration of the Master Lease Term.
No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Sublease.

          (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Master Landlord and Landlord which, in the event of an assignment, shall be in recordable form.

          (e) As security for performance of its obligations under this Sublease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

          (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Sublease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void.

          (g) Landlord may transfer its interest in this Sublease at any time without Tenant's consent to any third party (each a "Third Party Purchaser").
                                                     ---------------------
In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party

Purchaser and Landlord notify Tenant in writing of such transfer and the Third Party Purchaser agrees to be bound by the terms of this Sublease applicable to Landlord. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

     22. Events of Default.
         -----------------

          (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22 (b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Sublease:

                (i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

                (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be materially incorrect, now or hereafter, in any material respect;

                (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or
(E) admit in writing its inability to pay its debts as they mature;
(v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                (vi) the Leased Premises shall have been vacated for a period of more than one (1) year or the Leased Premises shall have been abandoned;

                (vii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                (viii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                (ix) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other written document between Tenant and Lender or specifically for the benefit of Lender that is executed by Tenant, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan and the Lender commences to exercise its remedies under the documents evidencing and securing such Loan;

                (x) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises; or

                (xi) The breach of any Covenant shall occur.

          (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause
(i) (except as otherwise set forth below) , (iii), (iv), (v), (vi), (vii),
(viii), (ix), or (xi) of Paragraph 22 (a); (B) the default consists of a failure to provide any insurance as required by and in accordance with Paragraph 16 (a) (i) or (a) (iv) that does not substantially comply with the requirements thereof or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause material and irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) days from the date on which notice is received by Tenant, but Landlord shall not be obligated to give notice of, or allow any cure period for, any default in the payment of Basic Rent more than one (1) time within any consecutive twelve (12) month period. If the default consists of a default under clause (ii) or (x) of Paragraph 22 (a) , other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is received by Tenant or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed one hundred twenty (120) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. The notices described in this Paragraph 22 (b) are in lieu of and not in addition to the notice under California Civil Code 1161.

     23. Remedies and Damages Upon Default.
         ---------------------------------

          (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22 (b) and this Paragraph 23.

                (i) Landlord may give Tenant notice of Landlord's intention to terminate this Sublease on a date specified in such notice and upon such date, this Sublease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate, provided, that if and only if the Event of Default that gave rise to such notice is the failure to pay Rent as and when due such termination shall be of no force and effect if Tenant cures such Event of Default within three (3) days after receipt of such notice from Landlord. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may repossess any of the Leased Premises not surrendered, with legal process, by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(c).

                (ii) After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(c).

          (b) In addition to its other rights under this Sublease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Master Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Sublease and abandons the Leased Premises, this Sublease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Sublease, including the right to recover the Rent as it becomes due under this Sublease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Sublease shall not constitute a termination of Tenant's right to possession.

          (c) If Landlord elects to terminate this Sublease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Sublease:

                (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

                (ii) the worth at the time of the award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                (iv) any other reasonable cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

                (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.
For purposes of clauses (i) and (ii) of this Paragraph, the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Paragraph 23 (c), the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

          (d) Landlord shall be entitled to apply the Security Deposit to any amounts due under Paragraph 23 (a) or 23 (c) if this Sublease shall be terminated, or, if this Sublease shall remain in full force and effect, to any amounts due under Paragraph 23 (b) and in either event in the following order
(i) to past due Basic Rent and (ii) to cure any other monetary Event of Default.

          (e) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

          (f) If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

          (g) No termination of this Sublease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

          (h) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY. Landlord and Tenant agree that this Sublease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Sublease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

          (i) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.,

          (j) No failure of Landlord (i) to insist at any time upon the strict performance by Tenant of any provision of this Sublease or (ii) to exercise any option, right, power or remedy contained in this Sublease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord. No failure of Tenant (i) to insist at any time upon the strict performance by Landlord of any provision of this Sublease or (ii) to exercise any option, right, power or remedy contained in this Sublease shall be construed as a waiver, modification or relinquishment thereof except with respect to Tenant's extension option(s)
                          ------
under Paragraph 5(b) of this Sublease or except as otherwise expressly provided
                                         ------
to the contrary elsewhere in this Sublease.

          (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Sublease after termination of this Sublease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof if the Event of Default is an Event of Default under Paragraph 22 (a) (iv) or 22 (a)(xi), and
(ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

          (l) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

     24. Notices.  All notices, demands, requests, consents, approvals, offers,
         -------
 statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Sublease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five
(5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Dewey Ballantine LLP, 333 South Hope Street, 30th Floor, Los Angeles, California 90071, Attention: Rafael A. Stone, Esq. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27601, Attention: Stephen T. Parascandola, Esq. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

     25. Estoppel Certificate.  At any time upon receipt of not less than ten
         -------------------
 (10) days' prior written request by either Landlord or Tenant (the "Requesting
                                                                     ----------
 Party") to the other party (the
 -----

"Responding Party"), the Responding Party shall deliver to the Requesting Party
 ----------------
a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Sublease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party, that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the certificate is an intended recipient or beneficiary of the certificate, Master Landlord, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

     26. Surrender.  Upon the expiration or earlier termination of this
         ---------
Sublease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Sublease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Sublease, and except for ordinary wear and tear and damage by Casualty or a Taking if Landlord rejects Tenant's offer under Paragraph 18 hereof. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

     27. No Merger of Title.  There shall be no merger of the leasehold estate
         ------------------
 created by this Sublease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

     28. Books and Records.
         -----------------

          (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Master Landlord, Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Master Landlord, Landlord or Lender. Upon the request of Master Landlord, Landlord or Lender (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

          (b) Tenant shall deliver to Master Landlord, Landlord and to Lender, within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by a firm of nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Sublease which are required to be fulfilled on or prior to the date of such affidavit.

     29. Determination of Value.
         ----------------------

          (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Sublease, or under the Master Lease with respect to the Leased Premises, such Fair Market Value shall be determined in accordance with the following procedure:

                (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c). Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an "Applicable Initial Date") which is six (6) calendar months prior to the expiration of the then current Term unless Tenant has failed to previously exercise its option to extend the Term pursuant to Paragraph 5(b). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

                (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty
(50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determinations of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                (v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is closest to the total dollar value to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Sublease,
(C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth, and (D) be licensed in the State if the State provides for or requires such registration.

                (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

          (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises to the date specified for termination in the particular provision of this Sublease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Sublease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

          (c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Basic Rent for the remaining Term then in effect (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be, but shall not be required to be, determined by an investment banker retained by any appraiser electing to seek such opinion) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term (without assuming the Term has been extended). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Tenant has not violated (and will not violate) any of the Covenants.

          (d) In determining Fair Market Rental Value, the appraisers shall determine with respect to the Leased Premises the amount that a willing tenant would pay for, and a willing landlord of the Leased Premises would accept, at arm's length for the Leased Premises, taking into account comparable buildings and also taking into account: (a) the age, quality and condition (as required by the Lease) of the Improvements; (b) that the Leased Premises will be leased as a whole or substantially as a whole to single user; (c) a lease term of five
(5) years; (d) an absolute triple net lease; and (e) such other items that professional real estate appraisers customarily consider.

     30. Non-Recourse as to Landlord.
         ---------------------------

                (a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Sublease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any affiliate, director, officer, shareholder, general partner, limited partner, principal, employee, attorney, or agent of Landlord (or any legal representative, heir, estate, successor or assign of any of them), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), (d) Master Landlord or any of its directors, officers, shareholders, general partners, limited partners, principals, employees, attorneys, or agents (or any legal representative, heir, estate, successor or assign of any of them), or (e) any other Person.

                (b) Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord on account of an alleged violation of Landlord's obligation under this Sublease, subject, however, to Paragraph 30(a) above.

                (c) The provisions of this Section 30 shall not terminate or otherwise limit Landlord's liability for breaches of its obligations under the Asset Purchase Agreement.

      31. Financing.  If Master Landlord or Landlord desires to obtain or
          ---------
refinance any Loan, Tenant shall negotiate in good faith with Master Landlord and/or Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Sublease. With respect to any Loan obtained or refinanced by Landlord, Tenant shall be obligated to negotiate in good faith changes or modifications in this Sublease to the extent that such changes or modifications do not have a material adverse effect on Tenant's rights or liabilities under this Sublease. In particular, Tenant shall agree, upon request of Master Landlord and/or Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Master Landlord or Landlord hereunder and to extend the rights of Master Landlord and Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other reasonable consent or statement and shall execute any and all other reasonable documents that such Lender requires in connection with such financing, including any environmental indemnity agreement (so long as it is not more burdensome than the provisions relating to environmental matters set forth in this Sublease) and subordination, non-disturbance and attornment agreement, so long as the same do not adversely affect any right, benefit or privilege of Tenant under this Sublease or increase Tenant's obligations under this Sublease. Such subordination, non-disturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Master Landlord or Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Master Landlord or Landlord.

     32. Subordination.  This Sublease and Tenant's interest hereunder shall
         -------------
be subordinate to any Mortgage or other security instrument securing a Loan hereafter placed upon the Leased Premises by Master Landlord or Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form such as a subordination, non-disturbance and attornment agreement duly executed by the holder of any such Mortgage and Tenant and delivered to Tenant) shall provide for the recognition of this Sublease and all of Tenant's rights hereunder, including, without limitation, application of the Net Award in accordance with the terms of this Sublease unless and until an Event of Default has occurred and is continuing or Landlord shall have the right to terminate this Sublease pursuant to any applicable provision hereof.

     33. Financial Covenants.  Tenant hereby covenants and agrees to comply
         -------------------
 with the Covenants.

     34. Right to Vacate.  Tenant shall have the right to vacate the Leased
         ---------------
Premises; provided that (i) Tenant shall notify Landlord and Lender within ten
(10) days after vacation of the Leased Premises by Tenant, (ii) Tenant shall make reasonable good faith efforts to sublet the Leased Premises, which sublease or subleases shall be subject to the provisions of Paragraph 21(b) hereof, and (iii)Tenant shall continue to perform all of its obligations under this Lease, including its obligation to maintain the Leased Premises and to pay all Rent as and when due hereunder. If at any time during the Term the Leased Premises shall be vacant for twelve (12) consecutive months, then on the first day of the thirteenth (13th) month that the Leased Premises is vacant Tenant shall cause the Leased Premises to cease to be vacant.

     35. Tax Treatment; Reporting.  Landlord and Tenant each acknowledge that
         ------------------------
each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Sublease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

     36. Intentionally Omitted.
         ---------------------

     37. Security Deposit.
         ----------------

          (a) Concurrently with the execution of this Sublease, Tenant shall deliver to Landlord cash (U.S. dollars) in the amount of One Hundred Fifty One Thousand One Hundred Sixty Four and 08/100ths Dollars ($151,164.08) (the "Security Deposit"). The Security Deposit shall be security for the payment by
 ----------------
Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein and shall be held by Landlord or, if applicable, any Lender of Landlord, as security for Tenant's obligations under this Sublease. Landlord or such Lender, as the case may be, shall invest the Security Deposit in such investment vehicle as is designated by Tenant and approved by Landlord and such Lender, which approval shall not be unreasonably withheld, subject to the following: (i) attached to this Sublease as Exhibit "F" is a list of approved investments and each such
                 ----------
investment is deemed to be approved by Landlord and such Lender; (ii) the Security Deposit shall be invested in one investment vehicle that is held in the name of the Landlord or such Lender; (iii) Tenant may require that the Security Deposit be transferred or reinvested from one approved investment vehicle to another, but no more frequently than one time in any 12-month period during the term of the Lease; (iv) if Landlord or such Lender reasonably determine at any time that the liquidation value of the investment vehicle in which the Security Deposit has been invested is less than the required principal amount of the Security Deposit, then within two (2) business days after demand therefor, Tenant shall deposit in cash with the holder of the Security Deposit an amount in cash which, when added to the reasonably estimated liquidation value of the investment vehicle, is equal to the required amount of the Security Deposit, which cash deposit shall be returned to Tenant when the liquidation value of the investment equals or exceeds the required amount of the Security Deposit; and (v) Tenant shall pay all transaction costs reasonably incurred by Landlord or such Lender in investing the Security Deposit in accordance with the instructions of Tenant.

          (b) Landlord shall have the right to assign the Security Deposit to its Lender or any other holder of a Mortgage during the term of the applicable Loan, so long as such Lender or such other holder of a Mortgage agrees in writing that it shall have all of the rights and obligations of Landlord with respect to the Security Deposit, provided that any portion of the Security Deposit applied by such Lender shall, with respect to Tenant, be deemed applied as provided in Paragraph 23 (d) hereof. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord and such Lender from time to time to acknowledge and perfect such assignment.

     38. Miscellaneous.

          (a) The Paragraph headings in this Sublease are used only for convenience in finding the subject matters and are not part of this Sublease or to be used in determining the intent of the parties or otherwise interpreting this Sublease.

          (b) As used in this Sublease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

          (c) Any act which Landlord is permitted to perform under this Sublease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except with respect to any assignment of this Sublease or sublet that is not otherwise specifically permitted hereunder or for which a reasonableness standard is not specifically required for Landlord's consent, Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Sublease. Time is of the essence with respect to the performance by Tenant of its obligations under this Sublease.

          (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or license of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

          (e) This Sublease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Sublease and have each fully participated in the negotiation and drafting of this Sublease.

Accordingly, this Sublease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                (f) This Sublease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                (g) The covenants of this Sublease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                (h) Notwithstanding any provision in this Sublease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Sublease with respect to the Leased Premises.

                (i) If any one or more of the provisions contained in this Sublease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Sublease, but this Sublease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                (j) All exhibits attached hereto are incorporated herein as if fully set forth.

                (k) This Sublease shall be governed by and construed and enforced in accordance with the Laws of the State.

                (l) Tenant hereby waives the provisions of California Civil Code Sections 1941 and 1942. Landlord and Tenant waive the provisions of California Civil Code Sections 1932 and 1933, and of California Code of Civil Procedure Section 1265.130.

                (m) As a condition precedent to the effectiveness of this Sublease and to the performance by Landlord of its obligations hereunder, Tenant shall cause Cree to concurrently herewith execute and deliver to and for the benefit of Landlord a Guaranty of Lease in the form attached hereto as Exhibit "H".
----------

                (n) Tenant acknowledges and agrees that it is subleasing the Leased Premises from Landlord subject to all of the rights and interests of the Master Landlord in and to the Leased Premises arising under the Lease, including, without limitation, rights of inspection and rights to notice of various matters, events, circumstances and materials, all as granted to Master Landlord under the Lease. In no event shall Tenant prohibit or otherwise limited the Master Landlord from exercising or receiving the benefit of any of its rights arising under the Master Lease with respect to the Leased Premises, including, without limitation, Master Landlord's rights to inspection of the Leased Premises and information related thereof, regardless of whether or not rights are provided for under this Sublease.

                (o) Notwithstanding any provision set forth herein that may be construed to the contrary, in no event may Tenant renew or extend the Term of this Sublease for a period which is longer than the Term (as defined in the Lease) of the Lease.

                (p) Landlord represents and warrants to Tenant the following:
(a) Landlord is a corporation duly formed, validly existing and in good standing under the laws of the State of California, (ii) Landlord has all requisite corporate power and authority to execute and deliver this Sublease and perform Landlord's obligations hereunder, and this Sublease has been duly executed and delivered by Landlord and constitutes the valid and binding agreement of Landlord enforceable in accordance with its terms, (iii) the execution and performance of this Sublease will not conflict with or constitute a default by Landlord under any other agreement to which Landlord is a party or is otherwise bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Landlord, except where such conflict or default would not have a material adverse effect on the ability of Landlord to perform its obligations hereunder, (iv) no consent from or notice to any federal, state or local court or federal, state, or local governmental bureau, department, commission or agency, or any person or entity whether or not governmental in character (other than Master Landlord and the Lender of Master Landlord), is required to permit Landlord to execute, deliver and perform under this Sublease in accordance with its terms, (v) the Master Lease has not been amended or supplemented other than as disclosed to Tenant, (vi) to Landlord's actual knowledge (as defined in Section 15 of this Sublease), the Master Lease has not been terminated and is in full force and effect, and (vii) to Landlord's actual knowledge (as defined in Section 15 of this Sublease), Landlord has not received any written notice from Master Landlord of any uncured default on Landlord's part under the Master Lease. Tenant represents and warrants to Landlord the following: (a) Tenant is a corporation duly formed, validly existing and in good standing under the laws of the State of North Carolina, (b) Tenant is in good standing and is qualified to conduct business under the laws of the State of California, (c) Tenant has all requisite corporate power and authority to execute and deliver this Sublease and perform Tenant's obligations hereunder, and this Sublease has been duly executed and delivered by Tenant and constitutes the valid and binding agreement of Tenant enforceable in accordance with its terms, (d) the execution and performance of this Sublease will not conflict with or constitute a default by Tenant under any agreement to which Tenant is a party or is otherwise bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Tenant, except where such conflict or default would not have a material adverse effect on the ability of Tenant to perform its obligations hereunder, and (e) no consent from or notice to any federal, state or local court or federal, state, or local governmental bureau, department, commission or agency, or any person or entity whether or not governmental in character (other than Master Landlord), is required to permit Tenant to execute, deliver and perform under this Sublease in accordance with its terms.


                          [signatures on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Sublease to be duly executed under seal as of the day and year first above written.

                                    LANDLORD:

                                    SPECTRIAN CORPORATION,
                                    a California corporation


                                    By:__________________________________
                                    Name:_______________________________
                                    Title:________________________________

                                    TENANT:

                                    ZOLTAR ACQUISITION, INC.,
                                    a North Carolina corporation
                                    to be known as UltraRF, Inc.


                                    By:__________________________________
                                    Name:_______________________________
                                    Title:________________________________

                                                                      EXHIBIT A

                               LEASED PREMISES
                        (160 Gibraltar Court Premises)

All that certain real property situate in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

          Parcel B, as shown on that Parcel Map filed for record in the office of the Recorder of the County of Santa Clara, State of California on January 31, 1977, in Book 388 of Maps, page(s) 32.

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                                                                      EXHIBIT B

                           MACHINERY AND EQUIPMENT

     All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Sublease which were leased by Master Landlord to Landlord under the Master Lease and are situated upon the Leased Premises as of the Commencement Date.

                                                                  EXHIBIT B-1

                              TENANT'S PROPERTY
                              -----------------

     Tenant's Property shall mean all "Acquired Assets" (as defined in the Asset Purchase Agreement)

     Tenant's Property shall not include any of the following:

     (a) Mechanical/HVAC equipment including Scrubber, Acid Neutralization System, Water Deionization System, Chiller, Emergency Generator and CO2 tank;

     (b) Water, environmental and piping systems which are and shall be Equipment; and

     (c) any Equipment owned by Landlord or owned by Master Landlord and not leased to Landlord under the Master Lease (whether or not described on Exhibit B).

                                                                     EXHIBIT C

                            PERMITTED ENCUMBRANCES
                            ----------------------

     1. General and Special City and/or County taxes for the fiscal year 2000-2001, payable but not yet due.

     2. Lien of supplemental taxes, if any, assessed pursuant to the provisions of Chapter 3.5 (commencing with Section 75) of the Revenue and Taxation Code of the State of California.

     3. Easement Deed to the City of Sunnyvale, recorded October 9, 1964 in Book 6695, page 415.

     4. Easement Deed to the City of Sunnyvale, recorded October 9, 1964 in Book 6695, page 437.

     5. Easement Deed to the City of Sunnyvale, recorded September 2, 1966 in Book 7494, page 638, as modified by Quitclaim Deed from the City of Sunnyvale to Moffett Park Associates, recorded October 24, 1967 in Book 7903, page 280.

     6. Agreement between the City of Sunnyvale and Moffett Park Associates, recorded November 2, 1966 in Book 7552, page 688; as amended, recorded April 21, 1967 in Book 7700, page 638; and as amended, recorded February 23, 1968 in Book 8034, page 631.

     7. Declaration of Protective Covenants by Moffett Industrial Park No. 1, recorded January 5, 1968 in Book 7985, page 605; as amended, recorded September 27, 1968 in Book 8277, page 704; and as assigned, recorded January 17, 1977 in Book C541, page 367.

     8. Easement to Pacific Gas and Electric Company, recorded January 31, 1973 in Book O217, page 330.

     9. Notice Affecting Real Property - Waiver of Construction Credits, recorded September 28, 1976 in Book C307, page 346.

     10. Ingress and Egress for Driveway Easement which have not been reserved or conveyed of record.

     11. Easement Deed to the City of Sunnyvale, recorded January 28, 1977 in Book C565, page 679.

     12.     Access easement shown on plat recorded in Maps 388, page 32.

     13. Easement Deed to Santa Clara County Transit District, recorded April 8, 1997 as Instrument No. 13664365.

     14. The following matters shown on the ALTA/ALCM Land Title Survey prepared by Kier & Wright Civil Engineers & Surveyors, Inc., dated November 1996, last revised April 10, 1997, and bearing Job No. 85020-3.

          a. The fact that a concrete curb encroach onto said lands 1.08 feet. Affects the Southeasterly portion of Parcel One.

          b. The fact that there is a sign located near the most Southerly corner of Parcel One.

          c. The fact that there are water valve, fire service box, water meter and anti syph valves located on or near the Southeasterly boundary of Parcel One.

          d. The fact that there are traffic signals and traffic boxes located near the most Easterly corner of Parcel One.

          e. The fact that there are P.G. & E; Pacific Telephone and Telegraph, Telephone, Transformer and Street Light Boxes located on or near the Northeasterly boundary of Parcel One.

          f. The fact that there is a service pedestal located in the Northeasterly portion of Parcel One.

          g. The fact that there are two 0.7 wide walls located in the Northeasterly portion of Parcel One.

          h. The fact that there is an electrolier located in the Northwesterly portion of Parcel One.

          i. The fact that there are irrigation boxes located in the Northwesterly portion of Parcel One.

          j. The fact that there is a nitrogen line located in the Northerly and Westerly portion of Parcel Two.

          k. The fact that there is a gas line located in the Northerly portion of Parcel Two.

     15. Deed of Trust to Spec (CA) QRS 12-20, Inc., recorded April 14, 1997 under Serial No. 13671353.

     16. Assignment of Rents to State Farm Life Insurance Company, recorded April 14, 1997 as Instrument No. 13671354.

     17. Unrecorded Lease between Spec (CA) QRS 12-20, Inc. and Spectrian Corporation, recorded November 19, 1996 under Serial No. 13528640, by the provision of an Agreement between Spectrian Corporation, Spec (CA) QRS 12-20, Inc. and State Farm Life Insurance Company, recorded April 14, 1997 as Instrument No. 13671355.

     18. Easement Deed by and between Gibraltar Court Associates, LLC and Site One, LLC, recorded December 16, 1999 as Instrument No. 15092766.

                                                                     EXHIBIT D

                             BASIC RENT PAYMENTS

     1.    Basic Rent.
           ----------

          (a)     Initial Term.  Subject to the adjustments provided for in
                  ------------
Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $906,984.48 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $226,746.12 each.

          (b)     Renewal Term.  Subject to the adjustments provided for in
                  ------------
Paragraphs 2, 3 and 4 below, per annum Basic Rent for each Renewal Term shall be an amount equal to the greater of $18.03 per sq. ft. triple-net (which shall be not less than 50,311 square feet for the Leased Premises) or the Fair Market Rental Value as of the first day of the applicable Renewal Term, as determined in accordance with Paragraph 29 of the Lease.

     2.     CPI Adjustments to Basic Rent; Arbitration of Disputes.  The Basic
            ------------------------------------------------------
Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment or, with respect to each Renewal Term, be less than the Basic Rent determined for such Renewal Term (as described in Paragraph 1(b) above).

     3.     Arbitration of Disputes.  NOTICE:  BY INITIALLING IN THE SPACE
            -----------------------
BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE
                                                              -----
SPECIFICALLY INCLUDED IN PARAGRAPH 2 ABOVE. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

     WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE TO NEUTRAL ARBITRATION."

       _________________               ________________
       LANDLORD                        TENANT

     4.     Effective Date of CPI Adjustments.  Basic Rent shall not be
            ---------------------------------
adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date (as defined in the Master Lease) on which the first full quarterly installment of Master Lease Basic Rent was due and payable from Landlord to Master Landlord under the Master Lease (the "First Full Basic Rent
                                                         ---------------------
Payment Date").  As of the third (3rd) anniversary of the First Full Basic Rent
------------
Payment Date under the Master Lease and thereafter on the sixth (6th), ninth
(9th) and twelfth (12th) anniversaries of the First Full Basic Rent Payment Date under the Master Lease, Basic Rent (as defined in this Sublease) shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being
hereinafter referred to as "Basic Rent Adjustment Date").   If the Initial Term
of the Sublease is renewed, then as of the third (3rd) anniversary of the date on which the first full quarterly installment of Master Lease Basic Rent shall be due and payable for the corresponding Renewal Term (as defined in the Master Lease) under the Master Lease (each such date also a "First Full Basic Rent Payment Date"), Basic Rent (as defined under this Sublease) shall be adjusted to reflect increases in the CPI during the first three (3) years of applicable Renewal Term under this Sublease (each such date also a "Basic Rent Adjustment Date").

     5.   Method of Adjustment for CPI Adjustment.
          ---------------------------------------

          (a) As of each Basic Rent Adjustment Date, the Basic Rent in effect immediately prior to such date shall be multiplied by seventy-five percent (75%) of the Aggregate CPI Increase (as hereinafter defined) and the product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date.
"Aggregate CPI Increase" shall mean the product of the sums of one (1) plus each of the compounded increases (but not decreases) in the Relevant CPI (as hereinafter defined) for each of the three (3) 12-month periods ending on the first, second and third anniversaries (each such anniversary being a "Calculation Date") of the first full Basic Rent Payment Date (in the case of
 ----------------
the First Basic Rent Adjustment Date) or the preceding Basic Rent Adjustment Date (in the case of each subsequent Basic Rent Adjustment Date) over the Relevant CPI for the previous 12-month period (each an "Annual Increase") from
                                                        ---------------
which product shall be subtracted one (1); provided, that if the Annual Increase for any 12-month period is greater than 4.5%, then the Annual Increase for such 12-month period shall be deemed to be 4.5%. The Relevant CPI for the 12-month period ending on any Calculation Date shall be equal to the average CPI for the three (3) calendar months published on or before the forty-fifth day preceding such Calculation Date (the "Prior Months"), and the Relevant CPI for each of the preceding 12-month periods shall be equal to the average CPI for the three (3) months of such 12-month period which correspond to the Prior Months.

     By way of example and not of limitation, if, immediately prior to the Basic Rent Adjustment Date occurring on the ninth (9th) anniversary of the First Full Basic Rent Payment Date, Basic Rent is $100 and the increases in the Relevant CPI for the three (3) preceding years are 2%, 0% and 12%, respectively, the Aggregate CPI Increase will be as follows: (1.02 x 1.0 x 1.045) = 1.0659 - 1 = .0659 x .75 or .0494; then, .0494 x $100 = $4.94; then
$100 + $4.94 = $104.94, which is the new Basic Rent. Said another way, .0494 + 1 = 1.0494; then, $100 x 1.0494 = $104.94, which is the new Basic Rent.

          (b) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date.

     6.   Basic Rent Corresponds to Master Lease Basic Rent.  Notwithstanding
          -------------------------------------------------
anything set forth in this Sublease that may be construed to the contrary, in no event shall the Basic Rent due from Tenant during the Term of this Sublease, including, without limitation, any Renewal Term, as such Basic Rent may be adjusted from time to time by the CPI adjustment provided for hereunder, be less than forty-five percent (45%) of the Master Lease Basic Rent (as the same may be adjusted from time to time under the Master Lease) due from Landlord to Master Landlord for the Gibraltar Premises and the West Java Premises under the Master Lease for the corresponding portion of the Term (as defined in the Master Lease) thereunder, including, without limitation, any Renewal Term (as defined under the Master Lease) thereunder.

                                                                    EXHIBIT E

                                  FLOOR AMOUNT

                                    Prior to             From and after
                                   12/1/2001                12/1/2001

Leased Premises                    $7,939,791              $7,312,500

                                                                     EXHIBIT F

                            APPROVED INVESTMENTS

          (A)     U.S. government obligations.

          (B) Certificates of Deposit issued by one of the twenty (20) largest U.S. banks.

          (C)     Corporate bonds having an AAA or better rating.

                                                                      EXHIBIT G

                             FINANCIAL COVENANTS

     1.     Mergers and Sale of Assets.
            --------------------------

          (a) Tenant shall not consolidate with or merge with any other corporation unless, immediately following such consolidation or merger, the surviving corporation shall have, on a pro-forma basis and, after giving effect thereto, an Adjusted Consolidated Tangible Net Worth of not less than the Adjusted Consolidated Tangible Net Worth of Tenant and its Consolidated Subsidiaries immediately prior to such merger or consolidation.

          (b) Tenant shall not, in a single transaction or a series of related transactions, sell, convey, transfer, abandon or lease all or substantially all of its assets to any Person except for a sale, transfer, conveyance, lease or other disposition to a Person that shall assume the obligations and liabilities of Tenant under this Sublease and that, immediately following such sale, transfer or conveyance, and after given effect thereto, has an Adjusted Consolidated Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000).

     2.     Restricted Payments.  Tenant will not, directly or indirectly make,
            -------------------
or cause or permit any Subsidiary of Tenant to make, any Restricted Payment, unless at the time thereof, and after giving effect thereto:

          (a)     no Event of Default shall have occurred and be continuing;
and

          (b) Tenant's Adjusted Consolidated Tangible Net Worth equals or exceeds $40,150,000 at the end of the month preceding such payment.

     3.     Definitions.  For the purpose of this Exhibit "G" the following
            -----------
terms shall have the following meanings:

            "Adjusted Consolidated Tangible Net Worth" shall mean, at any date, the tangible net worth of any Person and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP.

            "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

            "Person" shall mean an individual, partnership, association, corporation or other entity.

            "Restricted Payment" shall mean and include (a) any direct or indirect purchase, redemption or other acquisition or retirement for value of any equity security of Tenant or any option, warrant or right to acquire any such equity security, or any security convertible into or exchangeable for any such equity security by any Person other than Cree, and (b) any dividend, distribution, whether in cash or property and whether direct or indirect, to or for the benefit any Person (other than Cree) holding an equity interest in the Tenant or any affiliate of any such Person (other than Cree).

            "Subsidiary" of any Person means a corporation a majority of the capital stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

                                                                    EXHIBIT H

                              GUARANTY OF LEASE

                                  (Attached)

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